Exhibit 99.1

RELEASE 5:30 PM – November 1, 2012

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY SAVINGS BANK RESPONDS TO IMPACT OF HURRICANE SANDY

MOST HUDSON CITY BRANCHES REOPEN FOR BUSINESS WITHIN 48 HOURS OF DEVASTATING STORM

Paramus, New Jersey, November 1, 2012 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today that in the aftermath of Hurricane Sandy, the Bank has reopened 75 branches with full banking services and normal business hours. Approximately 55 branches are without power and/or telephones but are staffed and are providing limited service and hours to meet customers’ emergency needs. Only 5 branches remain unable to open. The Bank has a total of 135 banking offices in New Jersey, New York and Connecticut. For those customers that are unable to access our branch offices, the Bank’s internet banking service is available and was unaffected by the hurricane.

For the most up-to-date information on branch openings and closings or to find the branch nearest you, please see our website www.hcbk.com or call 201-967-1900.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “We recognize that the extraordinary hardship many of our customers are experiencing should not be compounded with difficulties accessing their basic banking services. As our customers, employees and communities begin to recover from Hurricane Sandy, please be assured of our support. For our Hudson City customers, we will be waiving, through November 6, 2012, overdraft fees, fees for using a non-Hudson City ATM, although the company that owns the ATM may charge you a fee, and late fees on any November loan payments. We hope that your life will return to normal quickly, but we know that for some in our local communities it will take a long time to recover from Hurricane Sandy.”

Mr. Hermance continued, “We are fortunate to have minimal damage to our branch network with only 1 branch having significant flooding. The remaining branches that are currently providing limited service will be able to resume normal business operations when power is restored in the communities in which they are located.”

Hudson City’s loan portfolio includes $27.4 billion of residential first mortgage loans, 83% of which are in the New York metropolitan area. It is still too early to determine how many of our mortgage loans are located in tidal flood zones, which were the areas most devastated by the storm, and the extent of any damage to those homes. Fortunately, the lack of significant rainfall means that many of the inland flood areas did not experience the significant flooding seen in previous storms. We can confirm that our mortgage loans on properties located in federally designated flood areas have flood insurance as required by Federal regulations. We continue to monitor local conditions and are working hard to meet the needs of our customers.”

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the merger with M&T Bank Corporation (“M&T”), and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the merger, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, delays in closing the merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the merger, including receipt of shareholder approval. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.